Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 28, 2012, with respect to the consolidated financial statements of Bluegreen Corporation which is incorporated by reference into the Joint Proxy Statement/Prospectus of BFC Financial Corporation and BBX Capital Corporation, through the BFC Financial Corporation Annual Report (Form 10-K) filed with the Securities and Exchange Commission on April 1, 2013 and Amendment No. 1 to the BBX Capital Current Report (Form 8-K) filed with the Securities and Exchange Commission on June 17, 2013, that is made as part of the Registration Statement (Form S-4 No. 333-00000) for the registration of 46,722,455 shares of BFC Financial Corporation’s Class A Common Stock.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

July 19, 2013